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                                                                   EXHIBIT 10.50

                        INCOME TAX ALLOCATION AGREEMENT


This Income Tax Allocation Agreement is entered into as of October 17, 1994 for the purpose of establishing an understanding and procedures to be followed for allocating taxes based on income and related tax benefits among the following parties: Pan American Bank, FSB ("PAB"), Pan American Financial, Inc. ("PAFI") and Pan American Group, Inc. ("PAGI"). The parties are members ("Members") of an affiliated group ("the Affiliated Group") within the meaning of the Internal Revenue Code and file a consolidated return for federal income tax purposes and file a single combined report for California franchise tax purposes. This agreement assumes in all cases that the amount of taxes paid by PAB will not exceed the amount that would have been due and currently payable to taxing authorities if PAB was filing its tax return on a separate-entity basis.

The parties hereto agree as follows:

I.   FEDERAL INCOME TAXES
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     A.   REGULAR TAX
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     The consolidated Federal income tax liability of the Affiliated Group based only on current tax payments and not on deferred taxes, will be allocated to Members included in consolidated Federal income tax returns as follows:

     (1) Total federal income tax liability will be allocated to the Members based on the ratio that each Member's separate return tax liability for the taxable year bears to the sum of the separate return tax liability of each of the Members. Moreover, the parties agree to reimburse any Member which has tax losses or credits in an amount equal to 100% of the tax benefits realized by the Affiliated Group as a result of the utilization of such Member's tax losses or credits.

     (2) If the Group has a consolidated net operating loss or excess tax credits for a year, the amounts determinable in (1) above will be based on the current year tax rate and the amount determinable in (1) above shall include the taxes recoverable from prior years resulting from the carryback of the consolidated return years and, where applicable, to the separate return years (as defined in the consolidated tax return regulations).

     (3) Under the provisions of paragraph 1 and 2, a Member whose tax losses or credits resulted in a reduction of the consolidated tax liability for the taxable year shall be entitled to a payment for the use by the Affiliated Group of its tax losses or credits. The amount of such payment shall be determined on the basis of the

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         utilization of such Member's losses and credits in making estimated tax payments and a final reconciliation shall be made when the consolidated return is filed. If PAB reports a loss that would have resulted in a refund from the taxing authorities on a separate-entity basis, PAGI will promptly refund PAB the amount owed.

     B.  ALTERNATIVE MINIMUM TAX ("AMT")
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     The difference between the AMT and the regular tax ("AMT Allocation") will be allocated as follows: each Member will be allocated the lesser of 1) its separate company AMT/1/, or 2) its portion of the AMT Allocation based on the ratio of its separate company AMT to total AMT due if each Member of the Group were to file a separate federal return. Any excess of consolidated AMT over the total separate company AMT will be allocated to Members having a tax loss based on the ratio of their separate company loss to the total loss of all Members. The amount of taxes paid by PAB may not exceed the amount that would have been due and currently payable to taxing authorities if PAB was filing its tax return on a separate-entity basis.

     When a credit for a prior minimum tax liability reduced the consolidated regular tax for a year, such benefit will be allocated to the Members that were allocated AMT in accordance with the preceding paragraph.


II.  STATE INCOME TAXES
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The parties acknowledge that they file a single combined report for California franchise tax purposes. The parties agree to a tax allocation method for California franchise tax purposes comparable to that described in this agreement for federal income tax purposes.


III  AMENDED RETURNS AND AUDIT ADJUSTMENTS
     -------------------------------------

In the event of any adjustment of tax returns of the Members as filed by reason of filing an amended return or claim for refund, or arising out of an audit by the Internal Revenue Service, the liability of the Members to each other and to the Internal Revenue Service for any period covered by this Agreement shall be redetermined after fully giving effect to any such adjustments as if such adjustments had been made as part of original computations. Payment or credits between the Members shall be made at the time of any payment of tax or receipt of refund or credit from the Internal Revenue Service with respect to such adjustments, and such payments, refunds or credits shall include any interest attributable to such adjustments. Any change in the

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      /1/ Separate company AMT is defined as the AMT that would be due if the
          Member were to file a separate federal income tax return.
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tax liability due to the filing of an amended return or any audit by a taxing authority will be allocated among the Members in accordance with the above rules.


IV.  TAX PAYMENTS
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The parties agree that PAGI will be responsible for making payments to the
Internal Revenue Service and the Franchise Tax Board. At such time as PAGI makes payments to the Internal Revenue Service or Franchise Tax Board for any taxes (including estimated taxes), each Member will pay to PAGI an amount equal to its share of such payments as determined under paragraph 1. Any overpayment of tax of the Affiliated Group shall be paid or credited by the Internal Revenue Service or Franchise Tax Board to PAGI and PAGI will pay such amount to the appropriate member immediately upon receipt. Any adjustment by the Internal Revenue Service or Franchise Tax Board which affects either the consolidated tax liability or the relative tax liabilities of members shall be made among the Members immediately after the amount of the adjustment is determined. If there are any penalties (including penalty for failure to pay estimated taxes) with respect to the filing of any consolidated return, the penalty shall be shared appropriately among those parties whose action or inaction (such as understating taxable income) contributed to the penalty.


V.   OTHER
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The parties acknowledge that any disputes between and among the members will be arbitrated by PAB's independent auditors (presently KPMG Peat Marwick) and all parties agree that the independent auditor's findings will be accepted.

PAB will not pay any deferred taxes to PAGI and PAGI will not "forgive" any portion of PAB's deferred tax liability.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates indicated below:


Date:  October 17, 1994             /s/ LAWRENCE J. GRILL
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                              For:  Pan American Group, Inc.

Date:  October 17, 1994             /s/ ROBERT WILSON
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                              For:  Pan American Financial, Inc.

Date:  October 17, 1994             /s/ CAROL M. BUCCI
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                              For:  Pan American Bank, FSB

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